UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT

EXHIBIT B

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

LVIP BlackRock Equity Dividend Fund

This document is for informational purposes only. You are not required to take any action and you are not requested to send us a proxy with respect to this sub-adviser change.

August 4, 2025

Dear Contract Owners and Shareholders:

Lincoln Variable Insurance Products Trust (the “Trust”) is furnishing this Information Statement with respect to the LVIP BlackRock Equity Dividend Fund listed above (the “Fund”), a series of the Trust.

You currently have an investment interest in the Fund through your ownership of a variable annuity contract or variable life insurance policy (“Variable Contract”). As a “Contract Owner,” you are being furnished this Information Statement to inform you about recent changes related to the Fund’s sub-advisory arrangements.

Specifically, at a meeting of the Board of Trustees of the Trust (the “Board”) held on December 10-11, 2024 (the “Meeting”), the Board approved the appointment of BlackRock Investment Management, LLC (“BlackRock” or the “Sub-Adviser”) as a new sub-adviser to the Fund. At the Meeting, the Board also approved a sub-advisory agreement between Lincoln Financial Investments Corporation (the “Adviser” or “LFI”), the Fund’s investment adviser, and BlackRock. (the “Sub-Advisory Agreement”). The Sub-Advisory Agreement is dated May 1, 2025. BlackRock replaced Delaware Investments Fund Advisers as sub-adviser to the Fund.

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to the approval of the Trust’s Board, to enter into or materially amend sub-advisory agreements without obtaining shareholder approval. As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an information statement describing any new sub-adviser within 90 days of hiring such sub-adviser when a sub-advisory agreement is entered into or materially amended without a shareholder vote. Accordingly, approval of the Sub-Agreement does not require a shareholder vote. This Information Statement is being mailed on or about August 4, 2025, to shareholders of record of the Fund as of July 1, 2025 (the “Record Date”).

I.	Background

On December 10-11, 2024, the Board of Trustees of the Lincoln Variable Insurance Products Trust (the “Trust” or “LVIP”) (the “Board”) met to consider, among other things, the approval of a sub-advisory agreement between Lincoln Financial Investments Corporation (“LFI”) and BlackRock (the “Sub-Advisory Agreement”), with respect to the LVIP BlackRock Equity Dividend Fund (the “Fund”), expected to take effect on or about May 1, 2025. The trustees who were not “interested persons” of the Trust (as such term is defined in the Investment Company Act of 1940) (the “Independent Trustees”) reported that they had reviewed materials provided by LFI and BlackRock prior to the meeting, and were advised by their independent legal counsel of their fiduciary duties pertaining to approval of sub-advisory agreements and the factors that they should consider in evaluating such agreements. Among other information, LFI and BlackRock provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided to the Fund. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers, Lincoln National Life Insurance Company employees to consider the approval of the Sub-Advisory Agreement. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board.

The Board determined that, given the totality of the information provided with respect to the Sub-Advisory Agreement, the Board had received sufficient information to approve the Sub-Advisory Agreement for the Fund. In considering the approval of the proposed Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling, and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

II.	Sub-Advisory Agreement

Nature, Extent and Quality of Services. In considering the approval of the proposed Sub-Advisory Agreement between LFI and BlackRock on behalf of the Fund, the Board considered the nature, extent and quality of services to be provided by BlackRock under the proposed Sub-Advisory Agreement. The Board reviewed the services to be provided by BlackRock, the backgrounds of the investment professionals proposed to service the Fund and the reputation, resources and investment approach of BlackRock. They also reviewed information provided regarding the structure of portfolio manager compensation, trading and brokerage practices, risk management and compliance and regulatory matters. The Board also noted that BlackRock provides sub-advisory services to other funds in the Trust and that the Board reviewed extensive information provided by BlackRock in connection with the 2024 contract renewal process. The Board concluded that the services to be provided by BlackRock were expected to be satisfactory.

Sub-Advisory Fee and Economies of Scale. The Board considered comparable sub-advisory information provided by LFI and noted that, with respect to the proposed sub-advisory fee schedule, the schedule was lower than the current sub-advisory fee schedule for the Fund. The Board considered that the proposed sub-advisory fee schedule was negotiated between LFI and BlackRock, an unaffiliated third party, and that LFI would compensate BlackRock from its fees. The Board concluded that each proposed sub-advisory fee schedule was reasonable.

Profitability and Fallout Benefits. The Board considered that the proposed sub-advisory fee schedule was negotiated between LFI and BlackRock, an unaffiliated third party, and that LFI would compensate BlackRock from its fees. The Board reviewed materials provided by BlackRock as to any additional benefits it would receive and noted that BlackRock stated that the engagement may raise its profile in the broker-dealer community, provide potential scale-related benefits and increase analyst coverage and sales of BlackRock proprietary products.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the proposed Sub-Advisory Agreement were fair and reasonable, and that approval of the Sub-Advisory Agreement was in the best interests of the Fund.

III.	Additional Information about the Sub-Advisory Agreement

The Sub-Advisory Agreement is dated May 1, 2025, and has an initial one-year term. Thereafter, continuance of the agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-Advisory Agreement may be terminated, without the payment of any penalty, by: (i) the Trust, by vote of a majority of the Board or by vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to the Sub-Adviser; (ii) the Adviser, on 60 days’ written notice to the Sub-Adviser; (iii) the Sub-Adviser, on 90 days’ written notice to the Adviser; or (iv) by mutual written consent of the Adviser and the Sub-Adviser. The Sub-Advisory Agreement will automatically terminate without payment of penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the investment management agreement with the Adviser.

The foregoing description is only a summary of the Sub-Advisory Agreement. A copy of the Sub-Advisory Agreement has been filed with the SEC and accessible via the SEC’s website (www.sec.gov) through the EDGAR database.

IV.	Information about the Sub-Adviser

BlackRock is an affiliate of BlackRock Advisors, LLC, a wholly-owned indirect subsidiary of BlackRock, Inc., one of the largest publicly traded investment management firms in the United States with approximately $11.5 trillion in assets under management as of December 31, 2024.

The name and principal occupation of the principal executive officers and managing directors of BlackRock are listed below.

Name	Principal Occupation
Laurence Fink	Chairman & Chief Executive Officer
Robert Kapito	President
Philipp Hildebrand	Vice Chairman
Rick Rieder	Chief Investment Officer of Global Fixed Income
Stephen Cohen	Chief Product Officer
Charles Hatami	Global Head of Financial and Strategic Investors Group
Manish Mehta	Head of BlackRock Global Markets & Index Investments
Rob Goldstein	Chief Operating Officer
Ed Fishwick	Chief Risk Officer & Head of the Risk & Quantitative Analysis
Joud Abdel Majeid	Global Head of BlackRock Investment Stewardship
Susan Chan	Head of Asia Pacific
Adebayo Ogunlesi	Chairman and CEO of Global Infrastructure Partners
Tarek Chouman	Global Head of Aladdin Client Business
Scot French	Co-President of HPS Investment Partners
Richard Kushel	Head of the Portfolio Management Group
Rachel Lord	Head of International
Raffaele Savi	Global Head of BlackRock Systematic
Christopher Meade	Chief Legal Officer

Caroline Heller	Global Head of Human Resources
Sudhir Nair	Global Head of Aladdin
Martin Small	Chief Financial Officer
Derek Stein	Global Head of Technology & Operations
Samara Cohen	Chief Investment Officer of ETF and Index Investments
John Kelly	Global Head of Corporate Affairs
Raj Rao	President and COO of Global Infrastructure Partners
Joe DeVico	Head of Americas Client Business, Co-Head of US Wealth Advisory
Scott Kapnick	Chief Executive Officer of HPS Investment Partners
Michael Patterson	Co-President of HPS Investment Partners

No officer or director of the Trust is an officer, employee, director, general partner, or shareholder of BlackRock.

The name and principal occupation of the portfolio managers of the Fund are listed below.

Name	Principal Occupation
Tony DeSpirito	Tony DeSpirito is a Managing Director and joined BlackRock in 2014. Mr. DeSpirito is Chief Investment Officer for the Fundamental Active Equity business of BlackRock’s Active Equities Group, Head of the U.S. Income & Value pillar and the lead Portfolio Manager for the BlackRock Equity Dividend portfolios. Mr. DeSpirito earned his B.S., summa cum laude, from the Wharton School of Business of the University of Pennsylvania and his J.D., magna cum laude, from Harvard Law School.
David Zhao	David Zhao, is a Managing Director and joined BlackRock in 2016. Mr. Zhao is Co-Director of Research for the US Income & Value pillar within the Fundamental Active Equity business of BlackRock’s Active Equities Group. Mr. Zhao is a Portfolio Manager for the BlackRock Equity Dividend portfolios. He also has partial research coverage for the information technology and communication services sectors. Prior to joining BlackRock, Mr. Zhao was a Global Equity Senior Research Analyst and Principal at Pzena Investment Management covering Technology, US Banks/Brokers, Medical Technology, Non-Life Insurance, Financial Technology and select Industrials. Mr. Zhao holds a B.A. of Arts with degrees in Economics and Computer Information Systems and graduated Cum Laude from Northwestern University.

V.	Information about the Adviser and the Trust

Investment Adviser

LFI serves as the Fund’s investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

For the fiscal year ended December 31, 2024, the aggregate advisory fees paid to LFI, net of advisory fee waivers, were 0.020% of the Fund’s average daily net assets, or $8,147,182.

Principal Underwriter and Distributor

The Fund’s principal underwriter and distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated broker-dealer: Lincoln Financial Distributors, Inc.

Payments of Commissions to Affiliated Broker-Dealers

For the fiscal year ended December 31, 2024, the Fund paid no commissions to any affiliated broker-dealers.

Administrator

The Fund’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1301 S. Harrison St., Fort Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser.

Outstanding Shares

As of the Record Date, the Fund’s outstanding shares for Standard Class shares and Service Class shares are listed below:

Fund Name	Standard Class	Service Class
LVIP BlackRock Equity Dividend Fund	35,830,824.23	10,265,216.10

Because the Fund is available as investments for Variable Contracts offered by certain life insurance companies, the insurance companies could be deemed to control the voting securities of the Fund (i.e., by owning more than 25%). However, an insurance company would exercise voting rights attributable to any Fund shares that it owns (directly or indirectly) in accordance with, and in proportion to, voting instructions received by owners of the Variable Contracts. A small number of Contract Owners could therefore determine whether the Fund’s proposals are approved.

Ownership of Shares

As of the Record Date, the record shareholders below had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund:

5% Plus Record Holders

Fund Name / Shareholder Name	Percentage (%) of Shareholder Ownership in Fund
LVIP BlackRock Equity Dividend Fund – Standard Class
LVIP Global Growth Allocation Managed Risk Fund	29.61%
LVIP Global Moderate Allocation Managed Risk Fund	24.59%
LVIP BlackRock Equity Dividend Fund – Service Class
None

As of Record Date, to the knowledge of the Trust’s management, the trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VI.	Other Information

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an information statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report, without charge, by calling 1-800-454-6265, by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail), or by visiting https://www.lincolnfinancial.com/lvip.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE